                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            RMH TELESERVICES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            RMH TELESERVICES, INC.
                               40 MORRIS AVENUE
                              BRYN MAWR, PA 19010

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON MONDAY
                                 MAY 18, 1998

To the Shareholders:

  The Annual Meeting of Shareholders of RMH Teleservices, Inc. (the "Company") will be held at 10:00 A.M. on Monday, May 18, 1998 at the Company's executive offices at 40 Morris Avenue, Bryn Mawr, Pennsylvania 19010 for the following purposes:

    1. To elect three directors who shall hold office until the 2001 Annual Meeting of Shareholders.

    2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for fiscal year 1998.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on April 13, 1998 will be entitled to notice of, and to vote at, the meeting and any adjournment or adjournments thereof.

  Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement.

  All shareholders are cordially invited to attend the meeting in person. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any shareholder attending the meeting may vote in person even if he or she returned a proxy. In any event, you remain entitled to revoke your proxy at any time before it is exercised. A copy of the Company's Annual Report is also enclosed.

                                          Sincerely,

                                          MarySue Lucci
                                          Secretary

Bryn Mawr, Pennsylvania
April 14, 1998

                            RMH TELESERVICES, INC.
                               40 MORRIS AVENUE
                         BRYN MAWR, PENNSYLVANIA 19010

                               ----------------

                                PROXY STATEMENT

                               ----------------

                SOLICITATION OF PROXY, REVOCABILITY AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of RMH Teleservices, Inc., a Pennsylvania corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "meeting") to be held at the Company's executive offices at 40 Morris Avenue, Bryn Mawr, Pennsylvania 19010 at 10:00 AM on Monday May 18, 1998. Only shareholders of record on April 13, 1998 will be entitled to notice of, and to vote at, the meeting. Each share of the Company's Common Stock, without par value (the "Common Stock"), outstanding on the record date is entitled to one vote on each matter to be considered.

  This Proxy Statement, the foregoing notice and the accompanying proxy are first being mailed to shareholders on or about April 14, 1998.

  The Board of Directors does not intend to bring any matter before the meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of three directors each of whose term of office will extend until the 2001 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified, and "FOR" the approval of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year ending September 30, 1998 ("fiscal 1998").

  Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

QUORUM AND VOTING

  At the close of business on April 13, 1998, the record date, the Company had outstanding 8,120,000 shares of Common Stock.

  The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum as to each such matter. In the event that the meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although less than a quorum as described in the preceding sentence, shall constitute a quorum for the purpose of acting upon any matter set forth in the foregoing notice.

  In the election of directors, the three nominees receiving a plurality of the votes cast at the meeting shall be elected. Approval of all other proposals to be submitted to shareholders in accordance with the foregoing notice of the meeting and as set forth in this Proxy Statement requires the affirmative vote of a majority of the votes cast at the meeting by holders of shares entitled to vote thereon. For purposes of determining the number of votes cast with respect to the proposal to ratify the selection of independent auditors, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. In the election of directors, shareholders shall not have cumulative voting rights.

SOLICITATION

  The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy, and any additional material which may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The solicitation of proxies will be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged StockTrans, Inc., the registrar and transfer agent for the Common Stock, to solicit proxies and distribute materials to brokerage houses, banks, custodians and other nominee holders. The Company will pay StockTrans, Inc. approximately $3,000 for these services.

                              SECURITY OWNERSHIP

  The following table shows information concerning the beneficial ownership of the Common Stock as of April 13, 1998 by (i) each director and nominee, (ii) each executive officer named in the Summary Compensation Table appearing elsewhere in this proxy statement and employed by the Company as of September 30, 1997, (iii) all directors and executive officers as a group, and
(iv) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days after April 13, 1998 through the exercise of any stock option.

                                            NUMBER OF SHARES      PERCENT OF
 EXECUTIVE OFFICERS, DIRECTORS AND          OF COMMON STOCK      COMMON STOCK
 BENEFICIAL OWNERS                         BENEFICIALLY OWNED BENEFICIALLY OWNED
 ---------------------------------         ------------------ ------------------
Advanta Partners LP(1)...................      2,658,456             32.7%
Gary H. Neems(1)(2)......................      2,658,456             32.7%
William A. Rosoff(1)(3)..................      2,658,456             32.7%
MarySue Lucci(4).........................      2,000,000             24.6%
Raymond J. Hansell(4)....................      2,000,000             24.6%
Michael J. Scharff.......................          2,000               *
Richard C. Altus.........................            -0-              -0-
Robert Berwanger.........................          1,500               *
Herbert Kurtz............................            500               *
Derek Lubner(5)..........................            -0-              -0-
David P. Madigan.........................            300               *
All Executive Officers and Directors as a
 Group
 (12 persons)(2)(3)(4)(5)................      4,662,756             57.4%

--------
 * Less than 1%

(1) The address of Advanta Partners LP ("Advanta Partners") is Welsh & McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

(2) Includes 2,658,456 shares of Common Stock owned by Advanta Partners, of which Mr. Neems is a Managing Director. Mr. Neems disclaims beneficial ownership of these shares.

(3) Includes 2,658,456 shares of Common Stock owned by Advanta Partners. Mr. Rosoff is Vice Chairman of Advanta Corp. ("Advanta"), wholly-owned subsidiaries of which are the sole general partner and a limited partner of Advanta Partners. Mr. Rosoff disclaims beneficial ownership of these shares.

(4) Includes 990,250 shares of Common Stock owned directly by Mr. Hansell and 1,007,350 shares owned directly by Ms. Lucci and 2,400 shares owned by the children of Mr. Hansell and Ms. Lucci. Their address is c/o RMH Teleservices, Inc., 40 Morris Avenue, Bryn Mawr, PA 19010.

(5) Mr. Lubner is the nominee of Glengar International Investments Limited ("Glengar") pursuant to a shareholder's agreement. As of April 13, 1998, Glengar was the beneficial owner of 126,315 shares of Common Stock.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

  The bylaws of the Company provide for a Board of Directors (the "Board") consisting of three classes, with each class being as equal in number as possible. At each annual meeting of shareholders, directors are elected for a full term of three years to succeed directors whose terms are expiring. The Board has nominated Herbert Kurtz, MarySue Lucci and Gary H. Neems to serve as directors until their respective successors in office have been duly qualified and elected. Ms. Lucci and Messrs. Kurtz and Neems are currently serving as directors and each has indicated a willingness to continue to serve as a director. Mr. Neems was elected a Director to fill out the unexpired term of Mitchell L. Hollin, who resigned from the Board of Directors effective September 1997. In the event that Mr. Kurtz, Ms. Lucci and Mr. Neems become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

  Proxies for holders of Common Stock executed on the enclosed form will be voted, in the absence of other instructions, "FOR" the election of Mr. Kurtz, Ms. Lucci and Mr. Neems.

  Set forth below, with respect to each nominee for Director and each Director continuing in office, is the name, age, the time period during which he or she has served as a Director of the Company and his or her principal occupation or employment and business affiliations at present and during the past five years.

NOMINEES FOR TERMS EXPIRING IN 2001

  HERBERT KURTZ, age 71, was elected a Director of the Company effective September 1996. Since January 1997 Mr. Kurtz has held the position of Administrator with Cynwyd Investments, a real estate management and development firm that has sold its principal assets. From July 1996 until December 1996, he was been an independent consultant. From 1984 until July 1996, Mr. Kurtz was the Chief Operating Officer of Cynwyd Investments. From 1983 until joining Cynwyd in 1984, Mr. Kurtz was a partner in Asher & Company Ltd., the Company's independent auditors prior to its fiscal year ended September 30, 1996 ("fiscal 1996"). Mr. Kurtz no longer has any affiliation with Asher & Company Ltd. From 1981 to 1983, Mr. Kurtz was Chairman and Chief Executive Officer of Ups 'n Downs, a retail clothing firm and subsidiary of Tootal Ltd., a company listed on the London Stock Exchange. From 1961 to 1980, Mr. Kurtz served in a number of executive positions, in his final years as Chief Operating Officer and Director, with Rockower Brothers, Inc., a retail clothing firm then listed on the New York Stock Exchange.

  MARYSUE LUCCI, age 49, has served as the Company's President since November 1994 and Chief Operating Officer since December 1995, prior to which she served as an Executive Vice President for more than five years and as the Company's Treasurer from the Company's founding in 1983 until November 1994. Ms. Lucci also has acted as a Director and the Secretary of the Company since its founding in 1983. Ms. Lucci was a recipient of the 1996 Distinguished Women in Telemarketing Award by Telemarketing Magazine. From 1981 to 1983, Ms. Lucci was Vice President of New Product Publications Development for Clement Communications, a national business marketing publisher. From 1969 to 1981, Ms. Lucci was employed by Colonial Penn Insurance Company, a leading direct marketer of insurance products, where she managed marketing, training and customer service functions, most recently as a Vice President.

  GARY H. NEEMS, age 44, was elected as a Director of the Company in September 1997. Mr. Neems has been Managing Director of Financial Services of Advanta Partners, the venture capital affiliate of Advanta since May 1995. From August 1993 until he joined Advanta Partners, Mr. Neems was Managing Director of Financial Services of Clipper Capital Partners, LP, a private equity investment firm. Prior to that time Mr. Neems was a Managing Director at Equitable Capital Management Corp., a financial services firm.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR NOMINEES LISTED ABOVE.

DIRECTORS CONTINUING IN OFFICE

 Term Expiring in 2000

  WILLIAM A. ROSOFF, age 54, was elected as a Director and Chairman of the Board of Directors in January 1997. Mr. Rosoff is Vice Chairman and a Director of Advanta, a diversified financial services company. Prior to joining Advanta in January 1996, Mr. Rosoff was, for more than five years, a long-time partner of the law firm of Wolf, Block, Schorr and Solis-Cohen LLP, which currently provides legal services to the Company. While at Wolf, Block, Schorr and Solis-Cohen LLP, Mr. Rosoff served as Chairman of its Executive Committee and, immediately prior to joining Advanta, as member of its Executive Committee and Chairman of its Tax Department. Mr. Rosoff is a trustee of Atlantic Realty Trust.

  DAVID P. MADIGAN, age 58, was elected as a Director of the Company effective September 1996. Mr. Madigan is Senior Vice President and Chief Operations Officer of Personal Lines Direct Marketing Operations for CNA Insurance Companies. From 1989 until he joined CNA in October 1994, Mr. Madigan served as a Senior Vice President of Mutual Assurance Company, an underwriter of property and casualty insurance, and from March 1992 to October 1994, he also served as President and Chief Executive Officer of American Loyalty Insurance Company, a wholly-owned subsidiary of Mutual Assurance Company.

 Term Expiring in 1999

  RAYMOND J. HANSELL, age 48, currently serves as Vice Chairman and Chief Executive Officer of the Company. From November 1994 until the Company's recapitalization in May 1996 (the "Recapitalization"), Mr. Hansell served as the Chairman of the Board of Directors of the Company and from the Company's founding in 1983 until November 1994, he served as the Company's President. Mr. Hansell has been an active industry leader and served on the operating committee of the Direct Marketing Association's Telephone Marketing Council from 1993 to 1995. Mr. Hansell was named a Top Ten Telepro by Teleprofessional Magazine in October 1995 for his contributions to the industry. Prior to co-founding the Company, Mr. Hansell served in various managerial sales and marketing positions at Shared Medical Systems, NCR and Automatic Data Processing.

  Mr. Hansell and Ms. Lucci are husband and wife.

  DEREK LUBNER, age 34, was elected to the Company's Board of Directors in May 1996 as the nominee of Glengar. Since June 1995, Mr. Lubner has managed the marketing operations of a leisure business and is based in England. From June 1993 to June 1995, Mr. Lubner served as a director of Two Heads Publishing, a book publisher based in England. Prior to joining Two Heads Publishing, Mr. Lubner served as marketing coordinator of Belron International, a windshield replacement company headquartered in England.

VOTING AGREEMENT

  The Founders and Advanta Partners entered into a voting agreement in 1996 which became effective upon the completion of the Company's initial public offering (the "Voting Agreement"). The Voting Agreement provides that Advanta Partners, on the one hand, and Mr. Hansell and Ms. Lucci (collectively, the "Founders"), on the other, each agree to vote for two nominees of the other to the Company's Board of Directors. Each party's rights under the Voting Agreement terminate when such party's ownership of Common Stock of the Company becomes less than 25% of such ownership.

  Under the terms of the Voting Agreement, Advanta Partners is obligated to vote its shares for Ms. Lucci and the Founders are obligated to vote for Mr. Neems in the election of directors at the meeting.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company held a total of five meetings during the fiscal year 1997. In addition, the Board of Directors adopted resolutions by unanimous consent two times during fiscal 1997. Each member of the Board of Directors, with the exception of Mr. Derek Lubner, attended at least 75% of the meetings of the Board and Board Committees of which he was a member during fiscal 1997. Mr. Lubner is not a member of any Board Committees of the Company. Mr. Neems was elected to the Board of Directors in September by action by unanimous consent in writing after the occurrence of the final meeting of the Board of Directors during fiscal 1997.

  The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee.

  The Audit Committee of the Board of Directors presently consists of Messrs. Neems, Kurtz and Madigan. It held two meetings during fiscal 1997. The Audit Committee recommends the engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

  The Compensation Committee of the Board of Directors presently consists of Messrs. Rosoff, Neems, Kurtz and Madigan. It held no meetings during fiscal 1997. The Committee reviews and recommends compensation and compensation changes for executives of the Company and the Board of Directors. The Committee also makes grants to executive officers under the Company's 1996 Stock Incentive Plan, which grants are approved by the full Board of Directors.

  The Stock Option Committee of the Board of Directors presently consists of Messrs. Rosoff, Neems, Hansell and Ms. Lucci. It held no meetings during fiscal 1997. The Stock Option Committee is responsible for reviewing and recommending grants to non-executive officers and employees under the Company's 1996 Stock Incentive Plan.

  There are no other committees of the Board of Directors.

COMPENSATION OF DIRECTORS

  The Company's directors, other than Messrs. Hansell, Neems and Rosoff and Ms. Lucci are entitled to receive a fee of $2,500 for attendance at each quarterly meeting and a fee of $750 for attendance at each special meeting of the Board of Directors. In addition, each currently serving director, other than Messrs. Hansell, Neems and Rosoff and Ms. Lucci, received options to purchase 3,000 shares of Common Stock in fiscal 1996 and when elected will be awarded options to purchase 2,000 shares of Common Stock each fiscal year thereafter. Such options have an exercise price equal to the market value of the Common Stock on the date of grant, have a term of ten years and vest in equal amounts on the first three anniversaries of the date of grant.

                                  PROPOSAL 2

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP, independent accountants, to audit the consolidated financial statements of the Company for fiscal 1998 and recommends that the shareholders vote for ratification of such appointment. If the shareholders do not ratify this appointment, the Board of Directors will reconsider its selection. A representative of Arthur Andersen LLP is expected to be present at the meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                            EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to compensation paid or accrued by the Company for fiscal year 1997 to the Company's Chief Executive Officer and to each of the other executive officers of the Company whose salary and bonus for fiscal 1997 exceeded $100,000 for all services rendered in all capacities to the Company (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                ANNUAL COMPENSATION       COMPENSATION AWARDS
                                -------------------    --------------------------
                                                       SECURITIES
NAME AND PRINCIPAL       FISCAL                        UNDERLYING    ALL OTHER
POSITION                  YEAR   SALARY    BONUS       OPTIONS(#) COMPENSATION(2)
------------------       ------  ------  ----------    ---------- ---------------
Raymond J. Hansell .....  1997  $200,000 $        0         -0-       $7,305
 Vice Chairman            1996   364,615  3,000,000(1)      -0-        7,585
 and Chief Executive
  Officer                 1995   159,895    368,727         -0-        6,070
MarySue Lucci...........  1997  $200,000 $        0         -0-       $8,972
 President                1996   216,282  3,000,000(1)      -0-        9,202
 and Chief Operating
  Officer                 1995   159,895     63,464         -0-        7,767
Michael J. Scharff......  1997  $130,000 $   12,000         -0-       $6,486
 Executive Vice
  President               1996   135,897      8,800      20,000        6,430
                          1995    89,343     11,453         -0-        5,617
Robert Berwanger........  1997  $ 78,750 $   58,000      10,000       $    0
 Executive Vice
  President
Richard C. Altus........  1997  $127,916 $   27,000         -0-       $    0
 Chief Financial Officer  1996    10,016          0      15,000            0

--------
(1) Represents the one-time lump sum payment made in connection with the successful completion of the Company's initial offering.

(2) Represents the amount in premiums paid by the Company with respect to a life insurance plan for the benefit of the referenced officer and the amount contributed by the Company to the 401(k) account of the referenced officer.

 1996 Stock Incentive Plan

  Under the Company's 1996 Stock Incentive Plan (the "Plan"), a variety of awards, including stock options, stock appreciation rights and restricted and unrestricted stock grants may be made to the Company's employees, officers, consultants and advisors who are expected to contribute to the Company's future growth and success. There are 950,000 shares of Common Stock reserved for issuance under the Plan. The Compensation Committee administers the Plan and determines the price and other terms upon which awards shall be made to executive officers. Stock options may be granted either in the form of incentive stock options or non-statutory stock options. The option exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of the grant. While the Company currently anticipates that most grants under this Plan will consist of stock options, the Company may grant stock appreciation rights, which represent rights to receive any excess in value of shares of Common Stock over the exercise price; restricted stock awards, which entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or a part of such shares at their purchase price in the event that the conditions specified in the award are not satisfied; or unrestricted stock awards, which represent grants of shares to participants free of any restrictions under the Plan. Options or other awards that are granted under the Plan but expire unexercised are available for future grants. At September 30, 1997 Options to purchase 255,120 shares of Common Stock granted under the Plan were outstanding. Each of the options have been granted to employees and directors at an exercise price equal to the closing price of the Company's Common Stock reported on the Nasdaq Stock Market's National Market ("Nasdaq") on the date of grant and have a vesting schedule that is dependent upon the option holders' tenure with the Company.

  The information on option grants to, and option holdings of, Named Executive Officers set forth in this proxy statement does not reflect the repricing of such options that occurred in March 1998. After the repricing, the options held by the Named Executive Officers become exercisable at a price of $3.6875 per share in four equal annual installments on March 12, 1999, 2000, 2001 and 2002, respectively. The repricing of options was accomplished by means of canceling outstanding options and issuing new options on revised terms.

  The following table shows the number of options granted to the Company's Named Executive Officers during fiscal 1997:

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                         POTENTIALLY
                                                                       REALIZABLE VALUE
                                                                       AT ASSUMED RATES
                                                                        OF STOCK PRICE
                                                                       APPRECIATION FOR
                                      INDIVIDUAL GRANTS                 OPTION TERM(1)
                         --------------------------------------------- ----------------
                         NUMBER OF    % OF TOTAL
                         SECURITIES  OPTIONS/SARS EXERCISE              AT 5%   AT 10%
                         UNDERLYING   GRANTED TO   OR BASE             ANNUAL   ANNUAL
                          OPTIONS    EMPLOYEES IN PRICE PER EXPIRATION GROWTH   GROWTH
NAME                      GRANTED    FISCAL YEAR    SHARE      DATE     RATE     RATE
----                     ----------  ------------ --------- ---------- ------- --------
Robert Berwanger........   10,000(2)      67%       $7.00     4/1/07   $44,023 $111,562

--------
(1) The potential realizable values are based on an assumption that the stock price of the shares of Common Stock appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code of 1986, as amended, and any applicable state laws, or option provisions providing for termination of an option following termination of employment, nontransferability, or vesting over periods of up to five years. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future growth of the price of the Common Stock.

(2) Options granted to Robert Berwanger were granted as of April 1, 1997. The options become exercisable in five equal installments of 2,000 each on the first, second, third, fourth and fifth anniversaries of the date of grant.

  The following table shows the number of exercised and unexercised options and the value of exercised and unexercised in-the-money options held by Named Executive Officers as of September 30, 1997:

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                       AND FISCAL YEAR END OPTION VALUES

                                                    NUMBER OF SECURITIES             VALUE OF UNEXERCISED IN-
                                                   UNDERLYING UNEXERCISED              THE-MONEY OPTIONS AT
                            SHARES              OPTIONS AT SEPTEMBER 30, 1997          SEPTEMBER 30, 1997(1)
                           ACQUIRED     VALUE   ---------------------------------    -------------------------
NAME                     UPON EXERCISE REALIZED  EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
----                     ------------- -------- --------------    ---------------    ----------- -------------
Michael J. Scharff......      -0-        $ 0              12,000              8,000      $ 0        $     0
Richard C. Altus........      -0-        $ 0               3,000             12,000      $ 0        $     0
Robert Berwanger........      -0-        $ 0                   0             10,000      $ 0        $21,300

--------
(1) The closing price of the Company's Common Stock on Nasdaq on September 30, 1997 was $9.13 per share. These options were repriced in March 1998.

 Employment Agreements

  In connection with the Recapitalization in May 1996, the Company entered into an employment agreement with Mr. Hansell providing for Mr. Hansell's employment as Chief Executive Officer of the Company. The initial term of the agreement is to expire on May 31, 1999; however, the agreement will be extended for an additional two years unless either party provides notice of termination to the other at least 180 days before the expiration of such term. At any time during the extended term, either party may terminate upon 180 days' notice. Under the terms of the employment agreement, Mr. Hansell is to be paid an annual salary of $200,000, which will be adjusted annually to reflect increases in the consumer price index. The employment agreement also entitled Mr. Hansell to a discretionary annual bonus and a one-time lump sum payment of $3.0 million subsequent to the Company's completion of its initial public offering, which amount has been paid in full. In addition, in the event Mr. Hansell's employment is terminated without cause (as defined in the agreement), the Company is obligated to continue to pay Mr. Hansell's annual salary, fringe benefits and all other compensation and benefits other than the discretionary bonus, as such amounts would have accrued through the end of the initial term of the agreement or, if such termination occurs during the extended term of the agreement, through the end of such term. The employment agreement contains provisions regarding the protection of confidential information and assignment of inventions to the Company, and a covenant not to compete from the date of the agreement until the later to occur of the seventh anniversary thereof or the second anniversary of Mr. Hansell's termination for any reason.

  The Company has also entered into an employment agreement with Ms. Lucci providing for her employment with the Company as President and Chief Operating Officer. The terms of Ms. Lucci's employment agreement are otherwise substantially identical to those contained in Mr. Hansell's employment agreement.

  In March 1998, the Company entered into an employment agreement with Robert Berwanger in connection with the selection of Mr. Berwanger as the Company's chief operating officer. The initial term of the agreement is to expire on April 1, 2002; however either the Company or Mr. Berwanger can terminate his employment for any or no reason upon 30 days' prior notice to the other. Under the terms of the employment agreement, Mr. Berwanger is to be paid an annual salary of $180,000, which will be adjusted annually to reflect increases in the consumer price index. The employment agreement also entitles Mr. Berwanger to receive an annual bonus, which amount is to be determined in the discretion of the Board of Directors. If the Company terminates Mr. Berwanger's employment without "cause", the Company is obligated to pay Mr. Berwanger 100% of his base compensation and fringe benefits for the 17 months following termination. In addition, if Mr. Berwanger's employment is terminated within three months before or six months after a "change of control" as defined in the employment agreement, the Company is obligated to pay Mr. Berwanger a lump sum equal to 100% of the base salary otherwise payable during the 17 months following termination (initially $255,000) and to continue to pay 100% of fringe benefits for a period of 17 months following termination. If the Company terminates Mr. Berwanger's employment for "cause" or upon his death or disability, or if Mr. Berwanger voluntarily terminates his employment with the Company, the Company will have no further obligation to pay Mr. Berwanger any amounts in compensation other than amounts that accrued prior to such termination. The employment agreement also contains provisions regarding the protection of confidential information and assignment of inventions to the Company, a covenant not to compete from the effective date of the agreement until the expiration of six months following his termination for any reason and a covenant not to solicit any of the Company's employees, customers or suppliers to terminate their relationships with the Company from the effective date until the expiration of 24 months after his termination for any reason.

  In January 1997, the members of the Compensation Committee approved arrangements under which Michael J. Scharff, Executive Vice President of the Company and Richard C. Altus, Chief Financial Officer of the Company, will be entitled to receive from the Company cash bonuses of $250,000 each upon the occurrence of a merger or consolidation of the Company or a sale by the Company of all or substantially all of its assets.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Rosoff, a member of the Company's Compensation Committee, is Vice Chairman of Advanta. The Company has provided teleservices to Advanta, of which Advanta Partners is a venture capital affiliate. These services primarily are related to the marketing of insurance and credit card products. Amounts billed by the Company to Advanta equaled $3.3 million in fiscal 1997.

  Mr. Neems, a member of the Company's Compensation Committee, is Managing Director of Financial Services of Advanta Partners. Since the Recapitalization, Advanta Partners has provided consulting services to the Company pursuant to a consulting agreement and will receive annual fees of $50,000 through May 24, 2001. Advanta Partners owns substantial equity interests in two other teleservices companies.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Board of Directors, consists entirely of directors who are not employees of the Company, currently Messrs. Rosoff, Neems, Kurtz and Madigan. The Committee is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The Company's compensation policies are and will continue to be structured to enable the Company to attract, retain and motivate highly qualified executive officers to contribute to the Company's goals and objectives and its overall financial success. In determining executive compensation, the Compensation Committee will review and evaluate information supplied by management and will base decisions both on the Company's performance and on the individual's contribution and performance. The compensation of executive officers includes salary and incentive compensation.

SALARY

  Prior to the Recapitalization, salaries of executive officers were established by management with the goal of rewarding individual contributions to the Company's success and attracting and retaining highly qualified executives. Since May 1996 the salaries and bonuses paid to Mr. Hansell, the Company's Chief Executive Officer, and to Ms. Lucci, the Company's Chief Operating Officer, have been governed by the terms of their employment agreements. The Compensation Committee reviews the salary of each other executive officer in relation to the previous salaries and with regard to general industry conditions or trends. The salaries will continue to be set at levels intended to reward achievement of individual and company goals and to motivate and retain highly qualified executives whom the Compensation Committee believes are important to the continued success of the Company. While the Compensation Committee's decisions are primarily subjective rather than based on formulas, the Compensation Committee considers various measures of the financial condition of the Company in absolute terms and in relation to internal performance goals.

INCENTIVE COMPENSATION

  The Compensation Committee believes that incorporating annual incentive compensation into the total compensation of executive officers encourages the executives to have the common goal of achieving the Company's economic and strategic objectives. As with salary considerations, the Compensation Committee bases its decisions regarding incentive compensation, which may take the form of cash bonuses or grants of stock options, on both corporate and individual performance. Grants to executive officers under the Company's 1996 Stock Incentive Plan are approved by the Compensation Committee and are ratified by the full Board of Directors. During fiscal 1997, the Compensation Committee has not approved any additional grants of stock options or other stock based compensation to officers who were employed by the Company at the time of its initial public offering. Accordingly, most incentive compensation paid to the executive officers during fiscal 1997 was in the form of cash bonuses. The Compensation Committee approved the grant to Robert Berwanger of options to purchase 10,000 shares of common stock at $7.00 per share shortly after Mr. Berwanger joined the Company in March 1997. The Compensation Committee believes that these grants together with outstanding grants will provide certain stock incentives to these officers in future years. The stock options granted to executive officers become exercisable in equal annual installments over a five year period and terminate shortly after termination of employment. As a result, these executives have incentive to remain in the employ of the Company for a substantial period of time and their interests are aligned with outside shareholders. Given Mr. Hansell's and Ms. Lucci's relatively substantial holdings of Common Stock, the Compensation Committee believes that the incentive compensation component for fiscal 1997 was most appropriately paid solely in the form of cash bonuses.

1997 EXECUTIVE BONUS PLAN

  In February 1997, the Company adopted an executive compensation plan for the purpose of fairly compensating all executives of the Company. The bonus plan is based upon the Company meeting certain financial and operating performance targets. The performance targets include billable hour levels, earnings per share and net profits. Bonuses are calculated as a certain percentage of each executive's base salary and range from 0% to 50% of an executive's base salary. Seventy-five percent of each bonus award is based on meeting the performance targets and the remaining twenty-five percent of each award is discretionary. The Company paid signing bonuses of $15,000 to Mr. Altus and $50,000 to Mr. Berwanger in fiscal 1997. The annual bonus paid to each of Mr. Altus, Mr. Berwanger and Mr. Scharff for fiscal year 1997 ranged from 1% to 10% of the relevant officers' base salary. No bonuses were paid to Mr. Hansell or Ms. Lucci during fiscal year 1997.

SUMMARY

  As described above, the Compensation Committee believes that its policies and actions have, and will continue to, motivate and reward the executive officers who contribute to the Company's financial performance and increase the Company's value to shareholders.

                            COMPENSATION COMMITTEE:

         William A. Rosoff                                    Herbert Kurtz
         Gary H. Neems                                        David P. Madigan

January 23, 1998

STOCK PERFORMANCE GRAPH

  The following performance graph compares the cumulative shareholder return on the Company's Common Stock with the cumulative total return of the CRSP (Center for Research in Security Prices) Index for Nasdaq (US Companies) and an index of peer group companies consisting of teleservices companies for the period from September 19, 1996 to September 30, 1997. This peer group is one with which the management believes the Company to be most aligned. The graph assumes that $100 was invested in the Company's Common Stock and each index at September 19, 1996 and that any dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                         FROM 9/19/96 TO 9/30/97 AMONG
              RMH TELESERVICES, INC., STANDARD & POOR'S 500 INDEX
                             AND A PEER INDEX (1)

                           [LINE GRAPH APPEARS HERE]

                                                         9/19/96 9/30/96 9/30/97
                                                         ------- ------- -------
RMH Teleservices, Inc...................................  $100    $118    $ 73
Peer Index..............................................  $100    $ 95    $ 36
S&P 500.................................................  $100    $101    $141

--------
(1) The Peer Index includes the common stock of the following companies: APAC TeleServices, Inc.; ICT Group, Inc., Precision Response Corp.; SITEL Corporation; Telespectrum Worldwide Inc.; Teletech Holdings Inc.; and West Teleservices Corp.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of its Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Executive officers, directors and ten percent shareholders are required by SEC regulations to furnish the Company with a copy of all Section 16(a) forms ("Forms 3, 4, and 5") that they file. To the Company's knowledge, based solely on a review of copies of the Forms 3, 4 and 5 furnished to the Company and written representations as to all transactions in the Company's securities effected during the period from October 1, 1996 through September 30, 1997, all applicable Section 16(a) filing requirements were complied with, except for a Form 3 for Gary Neems which was filed late.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Indemnification Obligations under the Recapitalization Agreement

  On May 24, 1996, the Company completed the "Recapitalization" under the terms of a Recapitalization and Stock Purchase Agreement (the "Recapitalization Agreement"). In connection with the Recapitalization, the Founders, on the one hand, and Advanta Partners, Glengar and the Company, on the other hand, agreed to indemnify each other against any loss suffered by the indemnified parties related to the breach of any representation or warranty or non-fulfillment of any covenant or agreement set forth in the Recapitalization Agreement. The indemnification obligations apply only if the indemnifiable losses exceed $100,000 and are limited to an aggregate of $4.6 million (except for losses resulting from breaches by the Founders of representations, warranties and covenants with respect to tax matters). The representations and warranties expire on May 24, 1998, except for those made by the Founders regarding taxes which survive until the expiration of applicable statutes of limitations.

                              GENERAL INFORMATION

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT OF FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO RICHARD C. ALTUS, CHIEF FINANCIAL OFFICER, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

  Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 1999 Annual Meeting of Shareholders must be received by the Company no later than December 15, 1998 and be otherwise in compliance with applicable laws and regulations in order for such proposals to be included in the Proxy Statement.

                                          By Order of the Board of Directors

                                          MarySue Lucci
                                          Secretary

April 14, 1998

-------------------------------------------------------------------------------

                             RMH TELESERVICES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  I hereby constitute and appoint Raymond J. Hansell, MarySue Lucci Hansell, Gary H. Neems and William A. Rosoff and each of them acting individually my true and lawful agents and proxies, with full power of substitution in each, to vote all shares held of record by me at the 1998 Annual Meeting of Shareholders of RMH Teleservices, Inc. to be held on May 18, 1998 and any adjournments or postponements thereof. I direct said proxies to vote as specified below.

  UNLESS OTHERWISE SPECIFIED, ALL SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 1998. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF POSTPONEMENT THEREOF.

                                                 MARK HERE FOR
                                                 ADDRESS CHANGE        [_]
                                                 AND NOTE ON REVERSE

                                                               -----------
                                                               SEE REVERSE
                                                                   SIDE
                                                               -----------

                   (Continued and to be signed on other side)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


THE UNDERSIGNED HEREBY REVOKES ALL PREVIOUS PROXIES FOR THE MEETING AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF RMH TELESERVICES, INC.



1. Election of Directors:      FOR all        AUTHORITY WITHHELD
                               nominees     (to vote all nominees)
                                 [_]                 [_]



NOMINEES: Herbert Kurtz, MarySue Lucci Hansell,
          Gary H. Neems



2. Proposal 2: Proposal to Ratify the Appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year 1998.

                                 FOR         AGAINST       ABSTAIN
                                 [_]          [_]            [_]



INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

----------------------------------




IMPORTANT--PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED EN-VELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature(s):                                    Date:
             ------------------------------           -----------------------


Signature(s):                                    Date:
             ------------------------------           -----------------------


NOTE: (PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. JOINT OWNERS SHOULD
      EACH SIGN. ATTORNEYS-IN-FACT, EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS OR CORPORATION OFFICERS SHOULD GIVE FULL TITLE. THIS PROXY SHALL BE VALID AND MAY BE VOTED REGARDLESS OF THE FORM OF SIGNATURE, HOWEVER.)
-------------------------------------------------------------------------------